CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 10 of Registration Statement No. 333-52689 of BMA Variable Life Account A (the "Variable Life Account") of Business Men's Assurance Company of America (the "Company") on Form N-6 of our report dated April 25, 2005 on the financial statements of the sub-accounts of the Variable Life Account of Business Men's Assurance Company of America and our report dated April 25, 2005 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the business combination accounted for as a purchase in 2003) on the consolidated financial statements of the Company, both appearing in the Statement of Additional Information (which is incorporated by reference in the Prospectus of the BMA Variable Life Account A), which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.



/s/Deloitte & Touche LLP

Greenville, South Carolina
April 25, 2005



Consent of Independent Registered Public Accounting Firm


We hereby consent to the use in this Registration Statement on Form N-6 of our report dated February 14, 2003, relating to the consolidated financial statements of Business Men's Assurance Company of America and our report dated February 28, 2003, relating to the financial statements of BMA Variable Life Account A, which appear in such Registration Statement and the related Statement of Additional Information accompanying the Prospectus of BMA Variable Life Account A. We also consent to the reference to us under the heading "Experts" in such Registration Statement and Statement of Additional Information.



/s/PricewaterhouseCoopers LLP


Kansas City, Missouri
April 25, 2005